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                                                                    EXHIBIT 23.1



                              CONSENT OF KPMG LLP


The Board of Directors
Sybron International Corporation:

     We consent to incorporation by reference in this Registration Statement on Form S-8 of Sybron International Corporation of our reports dated November 12, 1999, relating to the consolidated balance sheets of Sybron International Corporation and subsidiaries as of September 30, 1998 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, and the related financial statement schedule, which reports appear in the September 30, 1999 Annual Report on Form 10-K of Sybron International Corporation.



                                                                        KPMG LLP


Milwaukee, Wisconsin
January 20, 2000